SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, For Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                       COCA-COLA BOTTLING CO. CONSOLIDATED
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                      COCA-COLA BOTTLING CO. CONSOLIDATED
                              4100 COCA-COLA PLAZA
                        CHARLOTTE, NORTH CAROLINA 28211
                                 (704) 551-4400

            ------------------------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  to be held on
                                  May 10, 2000
            ------------------------------------------------------
TO THE STOCKHOLDERS OF
COCA-COLA BOTTLING CO. CONSOLIDATED:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Coca-Cola Bottling Co. Consolidated (the "Company") will be held at the Company's Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina on Wednesday, May 10, 2000, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

   1.Election of three members to the Board of Directors for a term of three years and until their successors are elected and qualified.

   2.Such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 24, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the meeting or any adjournment thereof, and only holders of Common Stock and Class B Common Stock of the Company of record on such date will be entitled to notice of or to vote at the meeting. A list of stockholders will be available for inspection at least ten days prior to the meeting at the principal executive offices of the Company at 4100 Coca-Cola Plaza, Charlotte, North Carolina.

     The Board of Directors will appreciate the prompt return of the enclosed proxy, dated and signed. The proxy may be revoked at any time before it is exercised and will not be exercised if you attend the meeting and vote in person.

     By order of the Board of Directors.

                                        Henry W. Flint
                                        SECRETARY

April 6, 2000

                                 PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS OF
                      COCA-COLA BOTTLING CO. CONSOLIDATED
                          TO BE HELD ON MAY 10, 2000


                                  INTRODUCTION

     This Proxy Statement is being furnished by the Board of Directors of Coca-Cola Bottling Co. Consolidated (the "Company") in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Stockholders to be held at the Company's Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina on Wednesday, May 10, 2000, at 10:00 a.m., local time, and at any adjournment thereof. This Proxy Statement and accompanying form of proxy are first being mailed to stockholders of the Company on or about April 6, 2000. The principal executive offices of the Company are located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211.


                RECORD DATE, VOTE REQUIRED AND RELATED MATTERS

     The Board of Directors has fixed the close of business on March 24, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. As of the close of business on March 24, 2000, the Company had issued and outstanding 6,392,252 shares of Common Stock and 2,341,077 shares of Class B Common Stock. Each share of Common Stock is entitled to one vote per share and each share of Class B Common Stock is entitled to 20 votes per share (or an aggregate of 53,213,792 votes with respect to the Common Stock and the Class B Common Stock voting together as a single class). Each stockholder may exercise his right to vote either in person or by properly executed proxy. The Common Stock and Class B Common Stock will vote as a single class on the election of directors at the annual meeting.

     Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time before the authority thereby granted is exercised by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or if the person executing the proxy attends the meeting and elects to vote in person. If a choice is specified in the proxy, shares represented thereby will be voted in accordance with such choice. If no choice is specified, the proxy will be voted FOR the action proposed.

     The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of Common Stock and Class B Common Stock is necessary to constitute a quorum at the annual meeting. Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. Provided a quorum is present, abstentions and shares not voted are not taken into account in determining a plurality.

     The Board of Directors has been informed that J. Frank Harrison, Jr., J. Frank Harrison, III and Reid M. Henson intend to vote an aggregate of 1,987,252 shares of the Company's Common Stock and 2,339,250 shares of the Company's Class B Common Stock (representing an aggregate of 91.7% of the total voting power) FOR electing the Board of Directors' nominees as directors.

     The Board of Directors of the Company is not aware of any matters to be brought before the annual meeting or any adjournment thereof other than the election of three directors and routine matters incidental to the conduct of the meeting. If, however, other matters are properly presented, it is the intention of the persons named in the accompanying proxy or their substitutes to vote the proxy in accordance with their best judgment on such matters.


                             PRINCIPAL STOCKHOLDERS

     At March 1, 2000, the only persons known to the Company to be beneficial owners of more than 5% of the Common Stock or Class B Common Stock of the Company were as follows:



                                                          AMOUNT AND
                                                           NATURE OF         PERCENTAGE                PERCENTAGE
                                                          BENEFICIAL             OF          TOTAL      OF TOTAL
        NAME AND ADDRESS               CLASS              OWNERSHIP            CLASS        VOTES(1)    VOTES(1)
-------------------------------  ----------------  ------------------------  ------------  ----------  -----------
  J. Frank Harrison, Jr.,        Common Stock              4,812,288(2)(4)       53.6%
    J. Frank Harrison, III,      Class B Common            2,339,250(3)(4)       99.9%    49,258,038       92.6%
    Reid M. Henson, J. Frank
    Harrison Family, LLC and
    three Harrison family
    limited partnerships, as a
    group
    2 Union Square
    Chattanooga, TN 37402

  The Coca-Cola Company          Common Stock              1,984,495(5)          31.0%
    One Coca-Cola Plaza          Class B Common              497,670(5)          21.3%    11,937,895       22.4%
    Atlanta, GA 30313

  Coca-Cola Enterprises Inc.     Common Stock                550,000(6)           8.6%       550,000        1.0%
    2500 Windy Ridge Parkway
    Atlanta, GA 30339

  Tweedy, Browne Company,        Common Stock                453,530(7)           7.1%       453,530        0.9%
    LLC
    52 Vanderbilt Avenue
    New York, NY 10017

------
(1) In calculating the total votes and percentage of total votes, no effect is given to conversion of Class B Common Stock into Common Stock or the exercise of options to purchase Common Stock.

(2) Consists of (a) 235,786 shares held by a trust for the benefit of certain relatives of Mr. Harrison, Jr. as to which he has sole voting power and no investment power; (b) 1,984,495 shares held by The Coca-Cola Company subject to the terms of the Voting Agreement and Irrevocable Proxy (described in note (4) below) as to which Mr. Harrison, III has shared voting and no investment power; (c) 757 shares held by Mr. Harrison, III as custodian for certain of his children as to which Mr. Harrison, III has sole voting and investment power; (d) 2,000 shares owned by Mr. Henson; (e) 2,339,250 shares of Class B Common Stock beneficially owned by such persons as described in note (3) that are convertible into shares of Common Stock;

   (f) 100,000 shares of Common Stock that Mr. Harrison, Jr. presently has the right to acquire upon the exercise of options; and (g) 150,000 shares of Common Stock that Mr. Harrison, III presently has the right to acquire upon the exercise of options.

(3) Consists of (a) a total of 1,605,534 shares held by the JFH Family Limited Partnership -- FH1, JFH Family Limited Partnership -- SW1 and JFH Family Limited Partnership -- DH1 (collectively, the "Harrison Family Limited Partnerships"), as to which Mr. Harrison, Jr., in his capacity as the manager of J. Frank Harrison Family, LLC (the general partner of each of the Harrison Family Limited Partnerships), exercises sole voting and investment power; (b) 235,786 shares held by a trust for the benefit of Mr. Harrison, Jr. and certain of his relatives as to which Mr. Harrison, III and Mr. Henson share investment power as co-trustees and as to which Mr. Harrison, Jr. possesses sole voting power; (c) 260 shares held by Mr. Harrison, III as custodian for certain of his children as to which Mr. Harrison, III possesses sole voting and investment power; and (d) 497,670 shares held by The Coca-Cola Company subject to the terms of the Voting Agreement, Stock Rights and Restrictions Agreement and Irrevocable Proxy (see note (4) below and "Certain Transactions"), as to which Mr. Harrison, III has shared voting and no investment power.

(4) Messrs. Harrison, Jr., Harrison, III and Henson (as trustee of certain trusts), J. Frank Harrison Family LLC and the Harrison Family Limited Partnerships are parties to a Voting Agreement and Irrevocable Proxy with The Coca-Cola Company pursuant to which, among other things, Mr. Harrison, III has been granted an Irrevocable Proxy for life concerning the shares of Common Stock and Class B Common Stock owned by The Coca-Cola Company.
    See "Certain Transactions."

(5) Such information is derived from Amendment No. 21 to Schedule 13D filed by The Coca-Cola Company on December 7, 1999. With respect to the Common Stock, the amount shown excludes 497,670 shares issuable upon conversion of shares of Class B Common Stock.

(6) Such information is derived from Amendment No. 1 to Schedule 13G filed by Coca-Cola Enterprises Inc. on February 14, 2000.

(7) Such information is derived from Amendment No. 6 to Schedule 13D filed by Tweedy, Browne Company, LLC ("TBC") and TBK Partners, L.P. ("TBK") on May 27, 1998. TBC is a registered broker-dealer and investment adviser and TBK is a private investment partnership. Certain of the general partners of TBK are also members of TBC. TBC has investment discretion with respect to 453,350 shares held in discretionary accounts of various TBC customers and has sole voting power with respect to 404,614 of such shares. TBK reported in Amendment No. 6 that it no longer beneficially owns any shares.

                              ELECTION OF DIRECTORS


GENERAL

     The Company's Board of Directors consists of between nine and twelve members as fixed from time to time by the stockholders of the Company or the Board of Directors. The Board of Directors is divided into three classes, as nearly equal in number as possible, with staggered three-year terms. The Board of Directors is permitted to appoint individuals as directors to fill the unexpired terms of directors who resign. The Board of Directors has recommended to the stockholders electing the three nominees listed below to serve for a three-year term. Directors elected at this year's annual meeting will hold office until the 2003 Annual Meeting of Stockholders, or until their successors are elected and qualified.

     It is the intention of the persons named as proxies in the accompanying form of proxy to vote all proxies solicited for the three nominees listed below, unless the authority to vote is withheld. Each nominee is currently a member of the Board of Directors. If for any reason any nominee shall not become a candidate for election as a director at the meeting, an event not now anticipated, the proxies will be voted for the three nominees including such substitutes as shall be designated by the Board of Directors.

     Certain information with respect to the nominees and directors is set forth below.


                  NOMINEES FOR ELECTION OF DIRECTORS IN 2000
                            (Terms Expiring in 2003)

     H. W. MCKAY BELK, age 43, is President, Merchandising and Marketing of Belk, Inc., an operator of retail department stores, a position that he has held since May 1998. Mr. Belk served as President and Chief Merchandise Officer of Belk Store Services, Inc., a provider of services to retail department stores, from March 1997 to April 1998. Mr. Belk served as President, Merchandise and Sales Promotion of Belk Stores Services, Inc. from April 1995 through March 1997. He has been a director of the Company since May 1994 and is Chairman of the Compensation Committee and a member of the Finance Committee.

     H. REID JONES, age 65, is retired. Prior to his retirement in 1982, he was a Commercial Account Representative of Bagwell & Bagwell, Inc., an independent insurance agency in Raleigh, North Carolina. He has been a director of the Company since 1970 and is a member of the Audit Committee.

     JOHN W. MURREY, III, age 57, is a member of the law firm of Witt, Gaither & Whitaker, P.C., in Chattanooga, Tennessee with which he has been associated since 1970. He has been a director of the Company since March 1993 and is a member of the Audit Committee and the Retirement Benefits Committee. Mr. Murrey is a director of The Dixie Group, Inc.


                              CONTINUING DIRECTORS
                            (Terms Expiring in 2001)

     J. FRANK HARRISON, JR., age 69, is Chairman Emeritus of the Board of Directors of the Company. Mr. Harrison, Jr. served the Company as Chairman of the Board of Directors from 1977 through December 1996, and served as Chief Executive Officer of the Company from August 1980 until April 1983. He had previously served the Company as Vice Chairman of the Board of Directors. He has been a director of the Company since 1973. Mr. Harrison, Jr. is Chairman of the Executive Committee and the Finance Committee.

     J. FRANK HARRISON, III, age 45, is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Harrison, III served in the capacity of Vice Chairman of the Board of Directors from his election in November 1987 through his election as Chairman in December 1996 and was appointed as the Company's Chief Executive Officer in May 1994. He was first employed by the Company in 1977, and has served as a Division Sales Manager and as a Vice President. Mr. Harrison, III is a director of Wachovia Bank & Trust Co., N.A., Southern Region Board. He is a member of the Executive Committee, the Audit Committee and the Finance Committee.

     JAMES L. MOORE, JR., age 57, is President and Chief Operating Officer of the Company. He has been President of the Company since March 1987. Mr. Moore is a director of Park Meridian Bank. He is a member of the Executive Committee and is Chairman of the Retirement Benefits Committee.

     NED R. MCWHERTER, age 69, is Chairman of the Board of Directors of Volunteer Distributing Company, Inc., a beverage distributor, and Eagle Distributors, Inc., a snack food distributor. He is also a director of Piedmont Natural Gas Company, Inc. Mr. McWherter served as Governor of the State of Tennessee from January 1987 to January 1995. He has been a director of the Company since 1995 and is a member of the Compensation Committee and the Finance Committee.


                            (Terms Expiring in 2002)

     JOHN M. BELK, age 80, is Chairman and Chief Executive Officer of Belk, Inc., an operator of retail department stores, and of Belk Stores Services, Inc., a provider of services to retail department stores, both in Charlotte, North Carolina, positions he has held since May 1998 and 1956, respectively. Mr. Belk presently is a director of Texas Industries, Inc. Mr. Belk has been a director of the Company since 1972 and is a member of the Audit Committee.

     CARL WARE, age 56, is Executive Vice President, Global Public Affairs and Administration for The Coca-Cola Company, a position he has held since January 2000. Before that time, he served as Senior Vice President and President, Africa Group of The Coca-Cola Company from January 1993 to January 2000. Mr. Ware has been a director of the Company since February 24, 2000, when he was appointed by the Board to fill the position vacated upon the resignation of Charles L. Wallace. Mr. Ware is a member of the Finance Committee and the Compensation Committee.

     REID M. HENSON, age 60, has served as a Vice Chairman of the Board of Directors of the Company since 1983. Prior to that time, Mr. Henson served as a consultant to JTL Corporation, a management company, and later as President of JTL Corporation. He has been a director of the Company since 1979 and is Chairman of the Audit Committee and a member of the Executive Committee, the Retirement Benefits Committee and the Finance Committee.

     J. Frank Harrison, III is J. Frank Harrison, Jr.'s son and H. W. McKay Belk is John M. Belk's nephew.

BENEFICIAL OWNERSHIP OF MANAGEMENT

     The following table presents certain information as of March 1, 2000 regarding the beneficial ownership of the Common Stock and Class B Common Stock of the Company by its directors and nominees, by the Named Executive Officers in the Summary Compensation Table and by all directors and executive officers as a group. Information concerning beneficial ownership of the Common Stock and Class B Common Stock by Messrs. Harrison, Jr., Harrison, III and Henson is presented above under the caption "Principal Stockholders" and is not included in the following table.



                                                                      AMOUNT AND
                                                                       NATURE OF   PERCENTAGE
                                                                      BENEFICIAL       OF
    NAME                                                CLASS(1)      OWNERSHIP      CLASS
--------------------------------------------------   -------------   ------------ --------------
H.W. McKay Belk                                      Common Stock        520(2)        *
John M. Belk                                         Common Stock     10,475(3)        *
H. Reid Jones                                        Common Stock     80,091(4)       1.3%
Ned R. McWherter                                     Common Stock      1,000           *
James L. Moore, Jr.                                  Common Stock          0           *
John W. Murrey, III                                  Common Stock      1,000           *
David V. Singer                                      Common Stock      2,000           *
James B. Stuart(5)                                   Common Stock      1,000           *
Carl Ware                                            Common Stock          0           *
Directors and executive officers as a group
  (excluding Messrs. Harrison, Jr., Harrison, III
  and Henson) (19 persons)                           Common Stock     95,093          1.5%

------
     * Less than 1% of the outstanding shares of such class.

(1) None of such persons beneficially owns any shares of Class B Common Stock.

(2) Includes 300 shares held by Mr. Belk as custodian for certain of his children.

(3) Consists of (a) 8,975 shares held by a trust of which Mr. Belk serves as trustee and with respect to which he has sole voting and investment power and (b) 1,500 shares held by a trust for the benefit of Mr. Belk's daughter as to which his wife serves as trustee with sole voting and investment power.

(4) Includes 376 shares held by his wife.

(5) Mr. Stuart left the Company at the end of fiscal 1999. Information on Mr. Stuart presented in this table is based on facts known to the Company at such time.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and certain persons who beneficially own more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Executive officers, directors and such greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for such persons, the Company believes that, during fiscal 1999, all filing requirements applicable to its executive officers, directors and such greater than 10% stockholders were complied with on a timely basis.


DIRECTORS' FEES AND ATTENDANCE

     Directors who are not employees of the Company are paid an annual retainer of $20,000, $1,100 for each Board meeting attended and $880 for each committee meeting attended. The Board of Directors held four meetings during 1999. No director attended fewer than 75% of the total number of meetings of the Board of Directors and any committees of the Board of Directors on which he served during 1999.

     The Board of Directors has an Audit Committee whose current members are Messrs. John M. Belk, Harrison, III, Henson, Jones and Murrey. The Audit Committee evaluates audit performance, handles relations with the Company's independent accountants and evaluates policies and procedures relating to internal accounting functions and controls. The Audit Committee recommends to the Board of Directors the appointment of the independent accountants for the Company. The Audit Committee met four times in 1999.

     The Board of Directors has a Compensation Committee whose current members are Messrs. H. W. McKay Belk, McWherter and Ware. The Compensation Committee administers the Company's compensation plans, reviews and establishes the compensation of the Company's officers and makes recommendations to the Board of Directors concerning such compensation and related matters. The Compensation Committee met two times in 1999.

     The Board of Directors does not have a standing nominating committee.

                             EXECUTIVE COMPENSATION

     The table below shows certain compensation information for the three fiscal years ended January 2, 2000 concerning the Company's Chief Executive Officer and its four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                               ---------------------------------------------
                                                                              OTHER ANNUAL         ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR       SALARY        BONUS       COMPENSATION(1)     COMPENSATION(2)
-----------------------------------  ------    -----------   -----------   -----------------   ----------------

  J. Frank Harrison, III              1999      $604,692      $470,935         $188,233            $257,197
    Chairman of the Board             1998       536,456       607,102          125,155             253,257
    and Chief Executive Officer       1997       424,229       436,881          163,691             249,224

  Reid M. Henson                      1999       421,962       328,432           (3)                 62,255
    Vice Chairman of                  1998       402,022       423,644           (3)                 58,582
    the Board of Directors            1997       384,584       382,930           (3)                 56,256

  James L. Moore, Jr.                 1999       553,491       430,999           (3)                110,485
    President and Chief               1998       522,554       550,868           (3)                105,872
    Operating Officer                 1997       497,670       493,158           (3)                103,005

  David V. Singer                     1999       317,637       124,200           (3)                 37,311
    Vice President                    1998       290,272       153,115           (3)                 34,107
    and Chief Financial Officer       1997       273,945       129,316           (3)                 31,601

  James B. Stuart                     1999       301,123       117,445          48,075               68,507
    Vice President, Marketing (4)     1998       290,656       153,025           (3)                 64,743
                                      1997       280,717       132,361           (3)                 58,993

------
(1) With respect to Mr. Harrison, III, includes $153,265, $104,698 and $121,955 attributable to personal use of the Company's aircraft for fiscal 1999, 1998 and 1997, respectively. With respect to Mr. Stuart, includes $42,158 of country club dues for fiscal 1999.

(2) The components of the amounts shown in this column consist of (a) Company contributions to the Company Savings Plan for Messrs. Harrison, III, Henson, Moore, Singer and Stuart of $5,000 each for fiscal 1999, $3,800 each for fiscal 1998 and $3,175 each for fiscal 1997, (b) Company contributions to the Supplemental Savings Incentive Plan for Messrs. Harrison, III, Henson, Moore, Singer and Stuart, respectively, of $20,711, $20,455, $23,431, $13,472 and $21,933 for fiscal 1999, $17,709, $17,982, $20,018, $11,468 and
    $19,369 for fiscal 1998 and $13,686, $16,281, $17,776, $9,587 and $14,184
    for fiscal 1997 and (c) split-dollar life insurance premiums paid by the Company for the benefit of Messrs. Harrison, III, Henson, Moore, Singer and Stuart, respectively, of $231,486, $36,800, $82,054, $18,839 and $41,574 for
    fiscal 1999, $231,748, $36,800, $82,054, $18,839 and $41,574 for 1998 and
    $232,363, $36,800, $82,054, $18,839 and $41,574 for 1997.

(3) Such Named Executive Officer did not receive personal benefits during the listed years in excess of the lesser of $50,000 or 10% of his annual salary and bonus.

(4) Mr. Stuart left the Company at the end of fiscal 1999.

FISCAL YEAR END OPTION INFORMATION

     The table below sets forth certain information related to the fiscal year end number and value of stock options held by the Named Executive Officers.



                                     NUMBER OF SHARES                      VALUE OF
                                        UNDERLYING                       UNEXERCISED
                                    UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                                       AT FY-END(#)                      AT FY-END($)
                              -------------------------------   ------------------------------
            NAME               EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------------------   -------------   ---------------   -------------   --------------
   J. Frank Harrison, III       150,000             --             2,643,750          --

LONG-TERM INCENTIVE PLAN AWARDS

     The table below sets forth certain information related to long-term incentive plan awards made to the Named Executive Officers in 1999.




                                                        PERFORMANCE OR
                                NUMBER OF SHARES      OTHER PERIOD UNTIL
            NAME            OF CLASS B COMMON STOCK  MATURATION OR PAYOUT
---------------------------   ---------------------  ---------------------
   J. Frank Harrison, III            200,000                   (1)

------
(1) The 200,000 shares of Class B Common Stock vest in ten equal annual installments at the beginning of each fiscal year commencing on January 3, 2000. The vesting of each annual installment is contingent upon the Company achieving for the previous fiscal year at least 80% of the overall goal achievement factor for the six selected performance indicators used in determining bonuses for all officers under the Company's Annual Bonus Plan. See "Report of the Compensation Committee on Annual Compensation of Executive Officers" for a discussion of the overall goal achievement factor and the performance indicators. If the Company fails to achieve at least 80% of the overall goal achievement factor for any given year during the vesting period (as was the case with respect to fiscal 1999), then the 20,000 shares of restricted stock for that year would not vest and that portion of the award would be canceled.

RETIREMENT PLAN

     The Company has in effect a retirement plan for the majority of its non-union employees (including the Named Executive Officers) (the "Retirement Plan") providing for payments computed on an actuarial basis. The following table sets forth the estimated annual benefits payable upon retirement at age 65 to persons born in 1949 at the compensation and years of service classifications set forth below.


                      ANNUAL BENEFIT UNDER RETIREMENT PLAN

                                               YEARS OF SERVICE
                         -------------------------------------------------------------
       FIVE-YEAR
 AVERAGE COMPENSATION     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
----------------------   ----------   ----------   ----------   ----------   ---------
$ 125,000                 $24,538      $32,718      $40,897      $49,077     $49,077
  150,000                  30,538       40,718       50,897       61,077      61,077
  160,000(1)               32,938       43,918       54,897       65,877      65,877

------
(1) Prior to 1989, the formula for determining benefits under the Retirement Plan did not limit the amount of compensation that could be considered. Benefits that accrue after December 31, 1988, however, are limited as to the amount of compensation that may be considered. The maximum amount of compensation that could be considered was initially set at $200,000 in 1989 and was reduced to $150,000 in 1994, in each case, however, subject to cost of living adjustments. The maximum amount of compensation that could be considered in determining benefits under the Retirement Plan was $160,000 through the end of 1999. Because the annual benefit amount was the same for all compensation levels greater than $160,000, information for compensation levels above $160,000 is not presented.

     The benefits listed in the table are based on straight life annuity amounts and are not subject to any deduction for Social Security or other offset amounts, except to the extent that the benefits formula includes average compensation in excess of covered compensation (i.e., the average of the Social Security taxable wage base during the 35 year period ending in the year that the participant reaches full Social Security retirement age). At any point in time, this taxable wage base is assumed to continue without increasing for all years after the year in which it is calculated. As of January 2, 2000, the Named Executive Officers had the following years of service for purposes of the Retirement Plan: Mr. Harrison, III, 23 years; Mr. Henson, 17 years; Mr. Moore, 13 years; Mr. Singer, 14 years; and Mr. Stuart, 10 years. Pursuant to these assumptions, covered compensation for 1999 for the Named Executive Officers was:
Mr. Harrison, III, $66,060; Mr. Henson, $44,328; Mr. Moore, $49,752; Mr. Singer, $67,752 and Mr. Stuart, $49,752.


OFFICER RETENTION PLAN

     Under the Company's Officer Retention Plan (the "Retention Plan"), eligible participants (including Named Executive Officers) receive a 20-year annuity payable in equal monthly installments commencing at retirement or, in certain instances, upon termination of employment. The retirement benefits under the Retention Plan increase with each year of participation based on the product of an assumed rate of increase in a participant's beginning salary (as determined by the Compensation Committee) and other factors prescribed by the Retention Plan. Benefits under the Retention Plan are reduced by 50% for participants who do not remain employed by the Company until they reach age 60, except in the event of total disability (at which time benefits would be paid on a present value basis). The Retention Plan also provides for a lump sum death benefit. If a participant dies before annuity payments have begun, this death benefit equals the retirement benefit accrued as of the date of death, reduced by 50% if the participant dies before age 60. If a participant dies after annuity payments have begun, the present value of the remaining monthly installments (assuming an 8% per annum discount rate) is paid to the participant's beneficiary in a lump sum.

     The Retention Plan provides participants with the right to be paid benefits in certain change in control situations. These situations generally include both
(a) the acquisition by any person or group of voting control of the Company (which is presumed to occur if J. Frank Harrison, Jr. and his descendants cease to have 50% of the total votes for the election of directors (a "Change in Control")) and (b) either an adverse change in the Retention Plan or the termination without cause, demotion or material reduction in compensation and benefits of a participant. In these circumstances, a participant can elect to be paid 100% of the retirement benefits to which he was entitled at the time of such Change in Control plus 50% of any increase in his retirement benefits that accrued between the date of the Change in Control and the date of such election.

     The estimated annual benefits payable upon retirement at age 60 for each of the Named Executive Officers (except Mr. Stuart) are currently: Mr. Harrison, III, $1,133,000; Mr. Henson, $163,000; Mr. Moore, $320,000 and Mr.
Singer, $586,000. Mr. Stuart, who left the Company at the end of fiscal 1999, is entitled to $129,000 per year for the next twenty years.


SUPPLEMENTAL SAVINGS INCENTIVE PLAN

     Pursuant to the Company's Supplemental Savings Incentive Plan ("Supplemental Savings Plan"), eligible participants defer a portion of their annual salary and bonus. The Company matches 30% of the first 6% of salary (excluding bonuses) deferred by the participant. The Company also makes discretionary contributions to participants' accounts based on merit. These discretionary contributions are intended to offset the reductions in maximum benefits payable under the Retirement Plan. Participants are immediately vested in all contributions they make and become fully vested in Company contributions upon death, disability, retirement at or after age 55, five years of continued service after the date of a Company contribution (vesting in 20% installments) or a Change in Control (as defined above). Participants' account balances may be placed in either a fixed benefit option or invested in certain investment funds specified by the Company. Balances in the fixed benefit option accrue up to a 13% return depending upon the participant's age, years of service and other factors.

     During 1999, Company contributions for the Named Executive Officers under the Supplemental Savings Plan were: Mr. Harrison, III, $20,711; Mr. Henson, $20,455; Mr. Moore, $23,431; Mr. Singer, $13,472 and Mr. Stuart, $21,933. No
Named Executive Officer received a distribution under the Supplemental Savings Plan in 1999.


EMPLOYMENT ARRANGEMENTS

     James L. Moore, Jr., is employed as the Company's President and Chief Operating Officer pursuant to an employment agreement at an annual salary of at least $275,000. Mr. Moore is also entitled to fringe benefits that are made available generally to the Company's other executive officers. The employment agreement may be terminated at any time by either party. If Mr. Moore's employment is terminated by the Company for cause or Mr. Moore resigns, he will receive benefits accrued through the date of termination. If the Company terminates Mr. Moore's employment without cause, Mr. Moore will receive severance of $440,000 per year for two years.

     The Company has entered into an agreement with J. Frank Harrison, Jr., who previously served as the Company's Chairman of the Board of Directors, pursuant to which Mr. Harrison, Jr. agreed to continue to serve as a director of the Company and as chairman of the Board's Executive and Finance Committees. Mr. Harrison, Jr. has also agreed to (a) assist the Company with major strategic decisions and special projects, (b) provide the Company with general oversight and guidance and (c) assist the Company in maintaining good relations with The Coca-Coca Company. Mr. Harrison, Jr. receives a fee of $200,000 per year for his consulting services and a retirement benefit of $500,000 per year under this agreement. Mr. Harrison, Jr. is provided with insurance and other fringe benefits comparable with the Company's past practices. The agreement contains confidentiality and non-competition provisions and provides that, in the event of a change in control of the Company, Mr. Harrison, Jr. will continue to receive the retirement benefit for the remainder of his lifetime. The agreement was initially for a one-year term and automatically renews for additional one-year terms.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, H.W. McKay Belk, Ned R. McWherter and Charles L. Wallace served on the Compensation Committee. None of such persons has ever been an officer or employee of the Company or any of its subsidiaries.


                     REPORT OF THE COMPENSATION COMMITTEE
                 ON ANNUAL COMPENSATION OF EXECUTIVE OFFICERS

     The Board's Compensation Committee, currently composed of Messrs. H.W. McKay Belk, Ned R. McWherter and Carl Ware, administers the Company's compensation plans, reviews executive compensation and makes recommendations to the Board concerning such compensation and related matters. The following report relates to the Company's compensation policy for its executive officers, including the Named Executive Officers, for fiscal 1999.


COMPENSATION POLICY AND FISCAL 1999 COMPENSATION

     The Company's executive compensation policy is designed to establish an appropriate relationship between executive pay and the creation of long term shareholder value, while motivating and retaining key employees. To achieve these goals, the Company's executive compensation policy supplements annual base compensation with an opportunity to earn bonuses based upon corporate performance as well as factors related to each individual's performance. Accordingly, a significant portion of any executive's compensation may consist of performance-based bonuses. Measurement of corporate performance is primarily based on Company objectives, which are set based on industry conditions and industry-wide performance levels and approved by the Board of Directors. The performance of individual executives is evaluated on the basis of both pre-determined performance goals for the Company and factors related to the contributions of each individual.

     Base salaries, including the base salary of J. Frank Harrison, III, the Company's Chairman and Chief Executive Officer, were adjusted from the prior year. The Committee periodically reviews base salary levels for its executives in comparison with those of other companies in the soft drink bottling industry, as well as other industries. For fiscal 1999, the Committee used a study published by Watson Wyatt Data Services that surveyed 1,200 public corporations, including many "Fortune 500" companies but excluding financial services companies and non-profits. The survey provided compensation information by separate categories of employers. Employer categorization factors included those defined by industry, size and geographic location. The Company strives to maintain base executive salaries at a level that will permit it to compete with other major companies for managers with comparable qualifications and abilities. Based on information contained in the Watson Wyatt survey, the Compensation Committee believes that the overall compensation of the Company's executive officers places them above the median compensation of similarly situated executives in all industries covered by the survey. The Committee believes that Mr. Harrison, III's overall compensation places him at the median compensation of similarly situated executives.

     Other factors considered by the Committee in its periodic review of executive salary levels include (i) the Company's total operating budget for each fiscal year, (ii) the impact of annual changes in the consumer price index and (iii) a comparison of the Company's executive compensation program to available information concerning those of other public companies in the soft drink bottling industry. Due to wide disparities in levels of executive compensation revealed in the published information regarding the companies included in the Company's peer group index, the Compensation Committee did not believe that such information provided a meaningful basis for evaluating the overall compensation of the Company's executive officers for the current fiscal year, and therefore relied principally upon the information contained in the Watson Wyatt survey for purposes of such evaluation.

     The Company's Annual Bonus Plan is administered by the Compensation Committee, which annually selects participants who hold key positions with the Company or its subsidiaries. The total cash bonus awardable to a participant is determined by multiplying such participant's base salary by three factors: (i) the participant's approved bonus percentage factor; (ii) the participant's indexed performance factor; and (iii) the Company's overall goal achievement factor. The participant's approved bonus percentage factor is based on the relative responsibility and contribution to the Company's performance attributed to the participant's position with the Company, while the individual's indexed performance factor is determined by such individual's actual performance during the fiscal year. The overall goal achievement factor is determined by the Company's performance in relation to pre-set goals, as discussed below.

     Annual goals for selected performance indicators are set in the fourth quarter for the succeeding year. These goals are reviewed by the Compensation Committee and approved by the Board of Directors. The selected performance indicators for fiscal 1999 were operating cash flow, free cash flow, net income, equivalent case volume, market share and a value measure. The Compensation Committee assigns different weights to each of the performance indicators based on the perceived need to focus more or less on any particular objective in a given year. The corporate performance indicators and related weights are established after evaluating the industry conditions, available information on performance of other companies in the soft drink bottling industry, prior year performance and the Company's specific needs for the current year. For 1999, the following weights were assigned to the performance indicators: operating cash flow -- 30%; free cash flow -- 15%; net income -- 10%; equivalent case volume -- 30%; market share -- 5%; and value measure -- 10%. The performance indicators, as weighted, make up the Company's overall goal achievement factor, which is calculated on the basis of a graduated scale ranging from a goal achievement of between 89% and 110% of each particular performance indicator. Target goals were met or exceeded for two of the performance indicators. For two other performance indicators, actual performance exceeded the pay out threshold of 89% but was below the 100% target.

     Although the Company's Annual Bonus Plan enables the Compensation Committee to calculate bonuses derived from the factors described above, the Compensation Committee has absolute discretion to decrease or eliminate awards under the Company's Annual Bonus Plan. The Compensation Committee elected to award bonuses to executive officers in an amount equal to 69.5% of 1999 base salary multiplied by each officer's approved bonus percentage factor. The amount of annual bonus awards under the Annual Bonus Plan for each of the Named Executive Officers for the years 1997, 1998 and 1999 is included in the Summary Compensation Table under the heading "Bonuses."

     In addition to bonuses under the Annual Bonus Plan, the Company pays its executive officers additional amounts of cash compensation in recognition of outstanding individual performance in connection with the advancement of the Company's long-term goals the Committee believes are not reflected in the performance measures used in the Annual Bonus Plan. Payment of such additional compensation is decided by the Committee in its discretion and is intended to be made only in rare instances of significant advancement of long-term goals through substantial efforts of particular officers. For 1999, the Committee determined to make such awards based upon four accomplishments: the successful introduction of a new product; progress in the implementation of certain strategies; progress in the implementation of the value chain initiative; and the successful completion of certain acquisitions. For 1999, a total of $294,000 in such additional compensation was awarded to the Company's executive officers, of which $49,000 was awarded to Mr. Harrison, III, $34,000 was awarded to Mr. Henson, $44,500 was awarded to Mr. Moore, $13,000 was awarded to Mr. Singer and $12,500 was awarded to Mr. Stuart. These amounts are also included in the Summary Compensation Table under the heading "Bonuses."

     The Company's executive officers are also eligible to participate in the Company's Long Term Incentive Plan adopted effective January 1, 1998. Incentive payments made under the Long Term Incentive Plan will be paid solely based on the Company's performance in meeting specified objectives with respect to both a value growth factor and a volume growth factor, over a period of three calendar years designated by the Compensation Committee as an incentive period. Once the Company's performance with respect to both factors exceeds the specified threshold level, then the amount of each participant's incentive payment will be calculated as a percentage of the participant's average annual base salary during the incentive period. The percentages that may be used to calculate the value of the incentive payments range from 25% to 175%, with the exact percentages applicable to specified increases in the value growth factor and the volume growth factor being determined by the Compensation Committee prior to the beginning of each three-year Incentive Period.

     The Company's total annual compensation package for its executives also includes the opportunity: (i) to participate, on the same basis as other non-union employees, in the Company's Savings Plan; (ii) to participate in the Officers' Split-Dollar Life Insurance Plan; (iii) to participate in the Company's Retirement Plan; (iv) to elect to defer a portion of compensation and receive limited matching contributions from the Company under the Supplemental Savings Plan; and (v) for certain key executives selected by the Compensation Committee, to receive additional retirement and survivor benefits pursuant to the Retention Plan. This overall package is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company.

     During 1999 Mr. Harrison, III also received a restricted stock award of 200,000 shares of the Company's Class B Common Stock that will vest over a 10 year period subject to the achievement of certain objective performance criteria. This restricted stock award is intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. The primary purpose of the award is to make a significant portion of Mr. Harrison, III's compensation dependent on the Company achieving its performance goals. See "Long-Term Incentive Plan Awards." The award was approved by the Company's stockholders at the annual meeting held on May 12, 1999.

     The Company believes that all compensation paid or payable to its executive officers covered under Section 162(m) of the Internal Revenue Code will qualify for deductibility under such section. The Company's compensation policies apply equally to all of its executive officers, including the Chief Executive Officer.

     Submitted by the Compensation Committee of the Board of Directors.

            H. W. McKay Belk          Carl Ware
            Ned R. McWherter

                         COMMON STOCK PERFORMANCE GRAPH

     Presented below is a line graph comparing the yearly percentage change in the cumulative, total return on the Company's Common Stock against the cumulative total return of the Standard & Poors 500 Index and a peer group for the period commencing December 31, 1994 and ending December 31, 1999, covering the Company's last five fiscal years. This peer group is comprised of Anheuser-Busch Companies, Inc.; Cadbury Schweppes plc; Coca-Cola Enterprises Inc.; The Coca-Cola Company; Cott Corporation; National Beverage Corp.; PepsiCo, Inc.; The Quaker Oats Company; Triarc Companies, Inc.; Whitman Corporation; and The Seagram Company Ltd.


                            CUMULATIVE TOTAL RETURN
         BASED UPON AN INITIAL INVESTMENT OF $100 ON DECEMBER 31, 1994
                            WITH DIVIDENDS REINVESTED
[LINE GRAPH APPEARS HERE]

--------------------------------------------------------------------------------
                           DEC-94    DEC-95    DEC-96   DEC-97  DEC-98    DEC-99
--------------------------------------------------------------------------------
Coca-Cola Bottling Co.      $100      $136      $195     $282    $239      $200
Consolidated
--------------------------------------------------------------------------------
S&P 500(R)                  $100      $138      $169     $226    $290      $351
--------------------------------------------------------------------------------
Peer Group                  $100      $143      $184     $236    $263      $236
--------------------------------------------------------------------------------

------
(1) Assumes that $100 was invested in the Company's Common Stock, in the S&P 500 and in the peer group on December 31, 1994 and that all dividends were reinvested on a quarterly basis. Returns for the companies included in the peer group have been weighted on the basis of total market capitalization for each company.

                              CERTAIN TRANSACTIONS


TRANSACTIONS WITH THE COCA-COLA COMPANY

     The Company's business consists primarily of producing, marketing and distributing soft drink products of The Coca-Cola Company, which is the sole owner of the secret formulas under which the primary components (either concentrates or syrups) of its soft drink products are manufactured. Accordingly, the Company purchases a substantial majority of its requirements of concentrates and syrups from The Coca-Cola Company in the ordinary course of its business. During fiscal 1999, the Company paid The Coca-Cola Company approximately $258 million for sweetener, syrup, concentrate and other miscellaneous purchases. Additionally, the Company engages in a variety of marketing programs, local media advertising and similar arrangements to promote the sale of products of The Coca-Cola Company in bottling territories operated by the Company. During fiscal 1999, total direct marketing support provided to the Company by The Coca-Cola Company was approximately $55 million. Additionally, the Company received approximately $15 million from The Coca-Cola Company in 1999 related to cold drink infrastructure support. The marketing funding related to cold drink infrastructure support is covered under a multi-year agreement that includes certain annual performance requirements. The Company was in compliance with all such performance requirements in 1999, as amended. In addition, the Company spent approximately $29 million on local media and marketing expenses pursuant to cooperative advertising and cooperative marketing arrangements with The Coca-Cola Company.

     On July 2, 1993, Piedmont Coca-Cola Bottling Partnership (the "Partnership") was formed by wholly owned subsidiaries of the Company and The Coca-Cola Company to engage in the business of distributing and marketing finished bottle/can and fountain beverage products under trademarks of The Coca-Cola Company and other third party licensors in portions of North Carolina, South Carolina, Virginia and Georgia. The Company and The Coca-Cola Company each beneficially own a 50% interest in the Partnership. The Partnership has an initial term of 25 years subject to early termination as a result of certain events. Each partner's partnership interest is subject to certain limitations on transfers, rights of first refusal and other purchase rights upon the occurrence of specified events. The partnership agreement obligates the Company to negotiate in good faith with The Coca-Cola Company between July 2, 1999 and July 2, 2001 to purchase The Coca-Cola Company's interest.

     The Company manufactures and packages products and manages the Partnership pursuant to a management agreement. In connection with the management agreement, the Company receives a fee based on total case sales, reimbursement for its out-of-pocket expenses and reimbursement for sales branch, divisional and certain other expenses. The term of the management agreement is 25 years, subject to early termination in the event of certain change in control events, a termination of the Partnership or a material default by either party. During 1999, the Company received management fees of approximately $14.2 million from the Partnership. The Company subleases various fleet and vending equipment to the Partnership at cost. These sublease rentals amounted to approximately $10.0 million in 1999. The Partnership also subleases various fleet and vending equipment to the Company at cost. These sublease rentals amounted to approximately $.2 million during fiscal 1999.

     Pursuant to a Stock Rights and Restrictions Agreement dated January 27, 1989 (the "Rights and Restrictions Agreement") between the Company and The Coca-Cola Company, The Coca-Cola Company agreed (a) not to acquire additional shares of Common Stock or Class B Common Stock except in certain circumstances and (b) not to sell or otherwise dispose of shares of Class B Common Stock without first converting them into Common Stock. The Coca-Cola Company granted the Company a right of first refusal with respect to any proposed disposition of any shares owned by it, and the Company granted The Coca-Cola Company certain registration rights with respect to such shares. In the Rights and Restrictions Agreement, The Coca-Cola Company agreed that if its equity ownership reaches 30.67% or more of the Company's outstanding common stock of all classes, or its voting interest reaches 23.59% or more of the votes of all outstanding shares of all classes (both as adjusted by the Company's right to call described below), then it will negotiate in good faith with the Company to sell to the Company the number of shares of Common Stock or convert the number of shares of Class B Common Stock necessary to reduce its equity ownership to 29.67% of the outstanding common stock of all classes (including ownership of between 20% and 21% of the outstanding shares of Class B Common Stock) and to maintain its voting interest at between 22.59% and 23.59% of the votes of all outstanding shares of all classes, as adjusted.

     Additionally, if the Company issues new shares of Class B Common Stock upon the conversion or exercise of any security, warrant or option of the Company that results in The Coca-Cola Company owning less than 20% of the outstanding shares of Class B Common Stock and less than 20% of the total votes of all outstanding shares of all classes of the Company, The Coca-Cola Company has the right to exchange shares of Common Stock for shares of Class B Common Stock in order to maintain its ownership of at least 20% of the outstanding shares of Class B Common Stock and at least 20% of the total votes of all outstanding shares of all classes of the Company. Under the Rights and Restrictions Agreement, The Coca-Cola Company also has a preemptive right to purchase a percentage of any newly issued shares of any class in order for it to maintain ownership of both 29.67% of the outstanding shares of Common Stock of all classes and 22.59% of the total votes of all outstanding shares of all classes. The number of shares issuable to The Coca-Cola Company as a result of any exercise of its conversion right or its preemptive right is subject to adjustment by the Company's right to call described below and by any voluntary disposition of the shares held by The Coca-Cola Company.

     Pursuant to the Rights and Restrictions Agreement, The Coca-Cola Company has also granted the Company the right, from January 27, 1995 through January 27, 2002, to call for redemption that number of shares that would reduce The Coca-Cola Company's ownership of the equity of the Company to 20% at a price (which will not be less than $42.50 per share) and on such terms as set forth in the Rights and Restrictions Agreement.

     The Coca-Cola Company was also given the right to have its designee proposed by the Company for nomination to the Company's Board of Directors and to have such person nominated at each subsequent election of the Company's directors, subject to certain conditions. Carl Ware's appointment as a director of the Company was made in accordance with the terms of the Rights and Restrictions Agreement. Mr. Ware is Executive Vice President, Global Public Affairs and Administration of The Coca-Cola Company. Charles L. Wallace, a director of the Company until February 2000, was Vice President and Executive Assistant to the Chairman of The Coca-Cola Company.

     The Coca-Cola Company, Mr. Harrison, Jr., Mr. Harrison, III and Mr. Henson, in his capacity as co-trustee of certain trusts, also entered into a Voting Agreement dated January 27, 1989 (the "Voting Agreement"). Pursuant to the Voting Agreement, Mr. Harrison, Jr., Mr. Harrison, III and Mr. Henson (as co-trustee) agreed to vote their shares of Common Stock and Class B Common Stock for a nominee of The Coca-Cola Company for election as a director to the Company's Board of Directors, and The Coca-Cola Company granted an irrevocable proxy (the "Irrevocable Proxy") with respect to all shares of Class B Common Stock and Common Stock owned by The Coca-Cola Company to Mr. Harrison, III for life and thereafter to Mr. Harrison, Jr. The Irrevocable Proxy covers all matters on which holders of Class B Common Stock or Common Stock are entitled to vote, other than certain mergers, consolidations, asset sales and other fundamental corporate transactions.

     Pursuant to the terms of the Voting Agreement, Mr. Harrison, III (or, in the event of his death, Mr. Harrison, Jr.) was granted the option (assignable to the Company or to Mr. Harrison, Jr.) to purchase the shares of Class B Common Stock held by The Coca-Cola Company at a price per share determined in accordance with the Voting Agreement, exercisable on certain conditions relating to termination of the disproportionate voting rights of the Class B Common Stock.

     The Voting Agreement and Irrevocable Proxy terminate upon the written agreement of the parties or at such time as The Coca-Cola Company no longer beneficially owns any shares of the Company's common stock. The Irrevocable Proxy also terminates at such time as either (a) Mr. Harrison, Jr. or Mr. Harrison, III do not collectively own the 712,796 shares of Class B Common Stock that are currently part of the holdings of the Harrison Family Limited Partnerships or (b) certain trusts that beneficially own shares of Class B Common Stock subject to the Voting Agreement do not collectively beneficially own at least 50% of the Class B Common Stock held by them at the date of the Voting Agreement.


OTHER TRANSACTIONS

     The Company has a production arrangement with Coca-Cola Enterprises Inc. to buy and sell finished products at cost. Sales to Coca-Cola Enterprises Inc. under this arrangement were $21.0 million in fiscal 1999. Purchases from Coca-Cola Enterprises Inc. under this arrangement were $15.3 million in fiscal 1999.

     The Company leases its Snyder Production Center from Harrison Limited Partnership One ("HLP") pursuant to a ten-year lease expiring November 30, 2000. HLP's sole general partner is a corporation of which Mr. Harrison, Jr. is the sole shareholder. HLP's sole limited partner is a trust of which Mr. Harrison, III and Mr. Henson are co-trustees and Mr. Harrison, Jr. and his descendants are beneficiaries. Total payments under this lease were $2.6 million in 1999.

     The Company leases its corporate headquarters and an adjacent office building from Beacon Investment Corporation, of which Mr. Harrison, III is the sole shareholder. Total payments under this lease were $3.1 million in 1999.

     The Company purchases certain computerized data management products and services from Data Ventures LLC, of which the Company holds a 31.25% equity interest and Mr. Harrison, III owns a

32.5% equity interest. During fiscal 1999, the Company paid approximately $154,000 to Data Ventures LLC in connection with the purchase of such products and services. Data Ventures LLC has an unsecured line of credit from the Company. Borrowings of $2.1 million were outstanding on the line of credit on January 2, 2000. Borrowings bear interest at the prime rate as published by THE WALL STREET JOURNAL, less one percent, adjusted on the first day of each month.


     During fiscal 1999, the Company paid legal fees of $527,840 to Witt, Gaither & Whitaker, P.C., a law firm in which John W. Murrey, III, a director of the Company, is a shareholder.


                             INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP, independent public accountants, audited the financial statements of the Company for fiscal year 1999 and for each fiscal year since 1968. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting with an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions. The Board of Directors, consistent with past practice, will defer the annual selection of independent accountants until after the annual meeting. The Audit Committee of the Board of Directors will then consider the engagement of independent public accountants to audit the Company's financial statements for the current fiscal year and will make its recommendation to the Board of Directors for final approval.


                              STOCKHOLDER PROPOSALS

     If any stockholder wishes to present a proposal to the stockholders of the Company at the 2001 annual meeting of stockholders, such proposal must be received by the Company for inclusion in the proxy statement and form of proxy relating to such meeting on or before December 7, 2000. In addition, if the Company receives notice of stockholder proposals after February 20, 2001, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposals, without discussion of such matters in the proxy statement and without such proposals appearing as a separate item on the proxy card.


                             ADDITIONAL INFORMATION

     The entire cost of soliciting proxies will be borne by the Company. In addition to this proxy statement, proxies may be solicited by the Company's directors, officers and other employees by personal interview, telephone and other methods. Such persons will receive no additional compensation for such services. Georgeson & Co., Inc., Wall Street Plaza, New York, New York 10005 has been retained to assist the Company in the solicitation of brokers, banks and other similar entities holding shares for other persons. Georgeson & Co., Inc. will receive a payment of $6,500 (plus out-of-pocket expenses) for these services. All brokers, banks and other similar entities and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of the shares of Common Stock and Class B Common Stock held of record by such persons, and the Company will pay such brokers, banks and other fiduciaries all of their reasonable out-of-pocket expenses incurred in connection therewith.

                                    FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO DAVID V. SINGER, VICE PRESIDENT, CHIEF FINANCIAL OFFICER, COCA-COLA BOTTLING CO. CONSOLIDATED, P. O. BOX 31487, CHARLOTTE, NORTH CAROLINA 28231.


                                        Henry W. Flint
                                        SECRETARY

April 6, 2000

                                                                      APPENDIX A

                            - FOLD AND DETACH HERE -
--------------------------------------------------------------------------------

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY                  COCA-COLA BOTTLING CO. CONSOLIDATED


                  ANNUAL MEETING OF STOCKHOLDERS, MAY 10, 2000

 The undersigned hereby appoints J. Frank Harrison, Jr., J. Frank Harrison, III, James L. Moore, Jr. and Ned R. McWherter, and each of them, proxies, with full power of substitution, to act and to vote the shares of Common Stock or Class B Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 10, 2000, and any adjournment thereof, as follows:

 1. ELECTION OF DIRECTORS:
    [ ] FOR all nominees listed below             [ ] WITHHOLD AUTHORITY
        (Except as marked to the contrary below)      to vote for all nominees listed below


        H. W. McKay Belk; H. Reid Jones; John W. Murrey, III

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL WRITE THAT
                  NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)


--------------------------------------------------------------------------------
                           (continued on other side)

                            - FOLD AND DETACH HERE -
  -----------------------------------------------------------------------------
                           (continued from other side)


 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF ALL NOMINEES AS DIRECTORS. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXYHOLDERS IN ACTING UPON ANY OTHER BUSINESS THAT MAY BE PROPERLY BROUGHT BEFORE SAID MEETING OR ANY ADJOURNMENT THEREOF.

     The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and the Proxy Statement dated April 6, 2000.

                                   If you plan to attend the Annual Meeting of Stockholders on May 10, 2000, please check the following box: [ ]


                                   Dated this_____day of _________________, 2000

                                   _______________________________________(Seal)

                                   Note: Signature should agree with name on stock certificate as printed thereon. Executors, administrators, trustees and other fiduciaries and persons signing on behalf of corporations, limited liability companies or partnerships should so indicate when signing.


       PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ACCOMPANYING PREPAID
                       SELF-ADDRESSED ENVELOPE. THANK YOU.